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                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE



IN RE:                                      )
                                            )      CHAPTER 11
GOSS GRAPHIC SYSTEMS, INC., ET AL.,(1)      )
                                            )      CASE NO. 99-2756 (PJW)
                              DEBTORS.      )      (JOINTLY ADMINISTERED)
                                            )

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            SECOND AMENDMENT TO SECOND AMENDED PLAN OF REORGANIZATION
              OF GOSS GRAPHIC SYSTEMS, INC., GGS HOLDINGS, INC. AND GOSS REALTY, L.L.C. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

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     The above-captioned debtors and debtors in possession in the above-captioned chapter 11 cases (the "Debtors") as proponents of the Second Amended Plan of Reorganization of Goss Graphic Systems, Inc., GGS Holdings, Inc. and Goss Realty, L.L.C. under Chapter 11 of the Bankruptcy Code (the "Plan") hereby amend the Plan as set forth in the Stipulation and Plan Modification attached hereto as Exhibit A.

Wilmington, Delaware                        Respectfully submitted,
Dated:  November 2, 1999
                                            KIRKLAND & ELLIS
                                            James H.M. Sprayregen
                                            Matthew N. Kleiman
                                            200 East Randolph Drive
                                            Chicago, IL 60601
                                            (312) 861-2000

                                                    and

                                            YOUNG CONAWAY STARGATT & TAYLOR, LLP
                                            Laura Davis Jones (No. 2436)
                                            Maureen D. Luke (No. 3062)
                                            Michael R. Nestor (No. 3526)
                                            11th Floor, Rodney Square North
                                            P.O. Box 391
                                            Wilmington, Delaware 19899-0391
                                            (302) 571-6600


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(1)  The Debtors are the following entities: Goss Graphic Systems, Inc., GGS
     Holdings, Inc., and Goss Realty, L.L.C.


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                           Co-Counsel for the Debtors and Debtors in Possession


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                                    EXHIBIT A




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                        STIPULATION AND PLAN MODIFICATION

The secured claim (Class R2) and deficiency claim (Class R6) of LaSalle Bank National Association ("LaSalle") against Goss Realty, L.L.C. ("Realty"), together with all other claims of LaSalle against Goss Graphic Systems, Inc. ("Systems"), GGS Holdings, Inc. ("Holdings") or any of their affiliates, shall be fully settled and satisfied as follows:

1. On the Effective Date, that certain Mortgage Note dated July 25, 1997 in the original amount of $30 million made by Realty in favor of LaSalle (the "Note") shall be reinstated by payment of the sums set forth in paragraph 2 below.

         The maturity date of the Note shall be November 30, 2001. The Prepayment Premium shall be fixed at $4.30 million, $2.15 million of which shall be part of the Compromised Note Balance (as defined in paragraph 10.a. below) and paid as set forth in paragraph 3, and $2.15 million of which shall be paid (if at all) as set forth in paragraph 6.d.(ii).

         The terms of the Mortgage, Assignment of Rents and all other Loan Documents (as defined in the Note) shall remain in full force and effect EXCEPT as specifically modified herein. In the event that there is a conflict between the terms of this Plan Modification and the Note, Mortgage, Loan Documents, or any other document by and between LaSalle, Realty and/or Systems, the terms of this Plan Modification shall govern.

         All capitalized terms used herein not otherwise defined shall have the meanings ascribed thereto in that certain Second Amended Plan of Reorganization of Goss Graphic Systems, Inc. and Goss Realty, L.L.C. under Chapter 11 of the Bankruptcy Code, and if not defined therein, as ascribed thereto in the Loan Documents.

2. On the Confirmation Date, Realty shall pay LaSalle in cash the sum of the following amounts to reinstate and cure, in full, the Note, Mortgage and all related obligations and to pay the November 1, 1999 Note payment:

                  a.       principal of $168,386.15; plus

                  b.       interest of $645,006.45 (contract rate); plus

                  c.       interest of $397,232.61 (default rate); plus

                  d.       late fees of $39,508.92; plus

                  e. real estate tax escrow payments of $141,200 to be deposited into the account set forth in paragraph 4(e) below for application as provided for in paragraph 4(e) and the Loan Documents; plus

                  f. all reasonable attorney fees and costs incurred by LaSalle's counsel, Schwartz, Cooper, Greenberger & Krause and Klehr, Harrison, Harvey, Branzburg & Ellers L.L.P. up to the Confirmation Date (which fees and costs were estimated at $60,000 as of October 10,
                           1999); plus


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                  g.       $9,210.70 in fees and costs of LaSalle's expert,
                           Michael Maglocci; plus

                  h. $3,541.12 in costs and expenses incurred by LaSalle including without limitation that incurred in travel to Delaware for Court hearings for LaSalle's officer, counsel, expert, depositions, meetings and other experts incurred in connection with the bankruptcy of Realty and Systems.

3. As of the Confirmation Date, Systems, as lessee, shall reject that certain Single Tenant Net lease dated July 25, 1997 (the "Old Lease") for 700 Oakmont, Westmont, Illinois (the "Premises").

         As of the Confirmation Date, Realty, as lessor, shall assume the Old Lease.

         The claim filed by LaSalle on behalf of Realty against Systems for unpaid pre-petition rent in the approximate amount of $3.1 million shall be disallowed with prejudice. Except as expressly set forth herein, Realty shall have no pre-petition claim against Systems, including, without limitation, any claim for monetary or non-monetary cure costs associated with Realty's assumption of the Old Lease. Systems represents and warrants as an inducement to Realty and LaSalle that it is not in default with respect to the Old Lease except for the claimed pre-petition Base Rent.

         Realty shall have an allowed unsecured Class S4 Claim against Systems in the amount of not less than $8 million (the "Rejection Claim"), which shall be satisfied and paid by Systems with payments to LaSalle as follows:

         a. In the event Systems pays LaSalle, without default, $8 million (the "Periodic Payment Amount") payable in forty-eight (48) installments of $166,666.66 each (the "Periodic Payments"), with each installment being paid on or before the first day of each month commencing on December 1, 1999, then the Rejection Claim shall be deem satisfied in full. The principal portion of the Compromised Note Balance shall be reduced dollar-for-dollar by the amount of all Periodic Payments paid to LaSalle.

         b. Systems shall be entitled to prepay all or any portion of the Periodic Payment Amount without penalty at any time, and any such payments shall reduce the principal portion of the Compromised Note Balance on a dollar-for-dollar basis.

         c. If Systems fails to make any Periodic Payment when due (a "Periodic Payment Default"), LaSalle may declare the entire Rejection Claim (less the amount of all Periodic Payments) immediately due without further act or deed or notice.

         d. After a Periodic Payment Default, LaSalle can take all action it deems appropriate to liquidate, adjudicate and collect the unpaid portion of the Rejection Claim, consistent with the terms of the Note, Mortgage, Loan Documents and applicable governing law including, without limitation, rights set forth in paragraph 7 below.

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           (i)    LaSalle reserves the right to assert that the Rejection Claim equals an amount greater than $8 million, and Systems reserves the right to contest that the Rejection Claim is any amount in excess of $8 million.

          (ii) Determination of whether the Rejection Claim exceeds $8 million and the amount by which it exceeds $8 million is subject to final order of the Bankruptcy Court in accordance with applicable provisions of state and bankruptcy law, including without limitation, Section 502(b)(6) of the Bankruptcy Code.

         (iii) The unpaid portion of the Rejection Claim shall commence to bear interest at the rate of 8.66% upon the occurrence of either of the following events: (i) Realty defaults in any of its obligations to LaSalle, including payment obligations, under the Note or Loan Documents; or (ii) Systems defaults in any of its payment obligations of the Periodic Payment Amount.

         On the Effective Date, Realty shall assign all of its right, title and interest in and to the Rejection Claim to LaSalle to secure payment of the Compromised Note Balance and shall execute all documents reasonably necessary to perfect said interest. Except as otherwise set forth in this Plan Modification, LaSalle shall have all rights to enforce said claim without further act or deed, and to the extent and on the terms set forth in the Note, Mortgage and Loan Documents.

         If the Compromised Note Balance has been (x) paid in full or (y) paid in accordance with paragraph 6.d. below in the event of a sale of the Premises generating Net Sale Proceeds in excess of the Compromised Note Balance, at any time prior to the payment in full of the Periodic Payment Amount or the Rejection Claim, then (i) the Periodic Payment Amount and the Rejection Claim shall be deemed paid in full and satisfied, and (ii) LaSalle shall have no further lien or interest in the Periodic Payment Amount or the Rejection Claim.

4. On the Effective Date, Realty and Systems shall execute and enter into a new lease for the Premises ("New Lease"), which New Lease shall have an effective date as of the Petition Date. The New Lease shall be identical to the Old Lease except as follows:

                  a. the installments of Base Rent payable monthly shall be reduced to $263,392.92;

                  b. the Lease Term shall end on November 30, 2001 (the "Lease Termination Date"); PROVIDED, HOWEVER, that in the event LaSalle takes delivery of the Bill of Sale and Deed (each, as defined below) for recording, Systems shall have the option to extend the Lease Termination Date for up 12 additional months by giving LaSalle written notice of its exercise of the option thirty (30) days before the Lease Termination Date; PROVIDED, FURTHER, that during such extension Systems shall continue to render performance to LaSalle, as lessor, under the terms and conditions of the New Lease;


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                  c.       the New Lease shall not terminate prior to the
                           earlier of the Lease Termination Date or the date on which the sale of the Premises is closed; and

                  d. Systems shall pay and deliver the base rent directly to LaSalle by the first day of each month commencing with December 1, 1999;

                  e.       the monthly Installments to be paid under paragraph
                           5.4 of the New Lease shall be $35,300; said
                           Installments shall be delivered to LaSalle by the first day of each month commencing with December 1, 1999 and deposited into Account # 8600769213; said Account is in the name of Realty and bears no interest; said monthly Installment amounts may be adjusted from time to time to the extent and as provided in the Loan Documents; and

                  f. the New Lease shall terminate upon a closing of a sale of the Premises.

5. On the Effective Date, Realty shall execute in favor of LaSalle, or its nominee as directed by LaSalle, and deliver to LaSalle for deposit in Escrow (as hereinafter defined) (i) a special warranty deed for Premises in recordable form subject only to customary easements and restrictions ("Deed"), and (ii) a bill of sale ("Bill of Sale") for all personal property of Realty.

         In the event LaSalle or its nominee has the right to record the Deed and take the Bill of Sale in accordance with the terms of the Modified Plan, Realty shall also execute and deliver to LaSalle any and all additional documents a title company or LaSalle may require to effectuate the conveyance of the Premises and personalty contemplated herein (collectively "Supplemental Documents").

         In the event Realty refuses or is unable to execute such documents, Realty grants to LaSalle as of the Effective Date a limited power of attorney to execute any one or more of the Supplemental Documents in its name.

6. At all times from and after the Effective Date, Realty shall use its best efforts to sell the Premises for the best price possible subject to the following conditions:

         a. Any broker retained to sell the Premises shall be entitled only to a customary and usual commission in the event of a sale; PROVIDED, HOWEVER, that the commission shall not exceed 2% of the gross sale proceeds without the consent of LaSalle, which consent shall not be unreasonably withheld, denied or delayed.

         b. Realty shall have the right to sell the Premises WITHOUT THE CONSENT of LaSalle provided the Net Sale Proceeds are equal to or greater than the then outstanding Compromised Note Balance.

         c. In the event Realty has a contract to sell the Premises which it wants to execute, the Net Sale Proceeds from which will be LESS THAN the Compromised Note Balance, then, at the sole option of LaSalle, (i) Realty will be allowed to proceed with said sale


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                  with LaSalle retaining all of the Net Sale Proceeds and the
                  Compromised Note Balance shall be reduced by the amount of such Net Sale Proceeds, or (ii) LaSalle will take delivery of the Bill of Sale and Deed for recording and the Compromised Note Balance shall be reduced (as of the outside date in the contract for closing the sale) by an amount equal to the Net Sale Proceeds under the contract to sell the Premises; PROVIDED, HOWEVER, that LaSalle shall not have the right to select option (ii) of this paragraph 6.c. if the aggregate of
                  (x) the Net Sale Proceeds under the contract to sell the Premises calculated using the date of sale as the outside closing date of the contract, plus (y) the then outstanding Periodic Amount, exceeds (z) the Compromised Note Balance. In either event, LaSalle shall have no further claim against Realty, and LaSalle shall have no further claim against Systems except for its right to be paid (if at all) the remaining balance (if any) of the Periodic Amount and/or the Rejection Claim and the Indemnity Claim in accordance with paragraph 8 below.

         d. In the event Realty has a contract to sell the Premises under which the Net Sale Proceeds will be GREATER than the Compromised Note Balance, the Net Sale Proceeds shall be paid to LaSalle on closing and applied as follows:

                   (i) first, to the Compromised Note Balance until paid in full; and

                  (ii) second, 50% of the remaining Net Sale Proceeds to the $2.15 million balance of the Prepayment Premium until paid in full.

                  After payment in full of the Compromised Note Balance and the balance of the Prepayment Premium as set forth in paragraph 6.d.(ii) hereof, LaSalle shall have no further claim against Realty or Systems or the remaining Net Sale Proceeds.

7. LaSalle shall have the absolute right to have the Deed recorded and the Bill of Sale delivered to LaSalle immediately upon the occurrence of any of the following events:

         a. closing of the sale of the Premises has not occurred by November 30, 2001;

         b. Realty defaults in any of its obligations to LaSalle, including payment obligations, under the Note or Loan Documents;

         c. Systems defaults in any of its payment obligations of the Periodic Payment Amount;

         d. Systems vacates the Premises prior to the close of a sale of the Premises or the Lease Termination Date.

         Upon the recording of the Deed, the Compromised Note Balance shall be credited against all sums due under the Note, and LaSalle will have no further claim against Realty or Systems except with respect to its right to be paid (if at all) the remaining balance (if any)


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         of Periodic Payment Amount and/or the Rejection Claim as set forth herein and the Indemnity Claim in accordance with paragraph 8 below.

8. The claim filed by LaSalle against Systems based on the Indemnity Agreement executed by Systems in favor of LaSalle dated July 25, 1997 ("Indemnity Claim"), shall remain unadjudicated until default by Systems or Realty of any payment or non-payment obligation under the Note, New Lease or Rejection Claim or Modified Plan.

9. Notwithstanding the closing of the bankruptcy case for Realty and Systems, the Bankruptcy Court shall retain the exclusive jurisdiction to adjudicate all matters related to (i) the Plan Modification and (ii) the Rejection Claim and the Indemnity Claim.

10.      As used in this Plan Modification:

         a. "Compromised Note Balance" shall be the sum of (i) the amount of principal, interest, fees, expenses, and late charges (if any) then due under the Note, plus (ii) $2.15 million.

         b. "Net Sale Proceeds" shall be all consideration for which the Premises is sold less (i) pro-rations for real estate taxes, costs of sale (e.g., reasonable attorney fees and costs, title insurance, survey, transfer taxes customarily charged to the seller) and a brokerage commission not to exceed 2% of the purchase price in accordance with paragraph 6.a. above.

         c. "Escrow" shall mean the escrow established by written agreement between a title company or other entity selected by LaSalle and Realty, Realty and LaSalle. The terms of the Escrow shall include that the Deed and Bill of Sale shall be delivered to LaSalle upon receipt by escrow agent of an affidavit from an officer of LaSalle that states as follows:

                           I hereby certify that the following circled event(s) have occurred and, with respect to events in paragraphs b through e below, notice of default was given and said defaults were not cured within five
                           (5) calendar days of such notice:

                             (i) The Lease Termination Date has passed and the Premises have not been sold; or

                            (ii)    Realty is in default under the Note; or

                           (iii)    Systems is in default under the New Lease;
                                    or


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                            (iv)    Systems has defaulted on its payment
                                    obligations of the Periodic Payments or the Rejection Claim; or

                             (v) Realty or Systems has violated a term of the Plan Modification.

                  The terms of the Escrow shall also include a provision requiring that the Deed and Bill of Sale shall be delivered to Realty upon receipt by escrow agent of an affidavit from an officer of Realty and an officer of LaSalle that states that the Note has been discharged and satisfied in full.

11. The grace period with respect to any payment or non-payment obligations in the Note, Loan Documents, New Lease or payment of the Periodic Payments and/or Rejection Claim shall be as set forth in the Mortgage; PROVIDED, HOWEVER, that a Late Charge as set forth in 6 of the Note shall be immediately due and payable if a payment due to LaSalle is not made on the day such payment is due, even though such payment is made within the applicable grace period. Any notice required by the terms of the Escrow, Note or Loan Documents shall be delivered to:

                  REALTY AND SYSTEMS:

                           Goss Graphic Systems, Inc.
                           Goss Realty, L.L.C.
                           700 Oakmont Lane
                           Westmont, Illinois 60559-5546
                           Telecopy: 630-850-5899
                           Attn: Joseph P. Gaynor, III, EVP & CFO

                  and

                  KIRKLAND & ELLIS:

                           Kirkland & Ellis
                           200 E. Randolph Drive
                           Chicago, Illinois 60601
                           Telecopy: 312-861-2200
                           Attn: James H.M. Sprayregen &
                                 Matthew N. Kleiman

12. All payments to be made by Realty or Systems shall be by wire transfer or personal delivery receipted for.


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13.      Except as otherwise provided herein, all payments received by LaSalle, whether on the Note, the New Lease, the Rejection Claim or from the sale of the Premises, shall be applied as follows: first, to fees and costs; second, to interest; and third, to principal.

14. If the Effective Date of the Plan and execution of all documents necessary to consummate the transactions contemplated herein do not occur by November 30, 1999, confirmation of the Plan for Realty shall be null and void.

15. If Realty prepays the Compromised Note Balance in full other than by a sale of the Premises, and within six (6) months of said payment date Realty or its nominee, Systems or one of their affiliates enters into a contract to sell the Premises, the Net Sale Proceeds of which would exceed the Compromised Note Balance, then, Realty shall owe and pay LaSalle the full remaining balance of the $4.30 million Prepayment Premium.




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                               GOSS REALTY, L.L.C.

                               By:
                                  ----------------------------------------
                               Its:
                                   ---------------------------------------
                               Printed Name:
                                            ------------------------------


                               GOSS GRAPHIC SYSTEMS, INC.

                               By:
                                  ----------------------------------------
                               Its:
                                   ---------------------------------------
                               Printed Name:
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                               LASALLE BANK NATIONAL ASSOCIATION

                               By:
                                  ----------------------------------------
                               Its:
                                   ---------------------------------------
                               Printed Name:
                                            ------------------------------


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